SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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PLANETOUT INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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PLANETOUT INC.
1355 SANSOME STREET
SAN FRANCISCO, CALIFORNIA 94111
(415) 834-6500
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On JUNE 15, 2005
To The Stockholders Of PlanetOut Inc.:
      Notice Is Hereby Given that the Annual Meeting of Stockholders of PlanetOut Inc., a Delaware corporation (the “Company”), will be held on Wednesday, June 15, 2005 at 10:00 a.m. local time at 1355 Sansome Street, San Francisco, California 94111 for the following purposes:

(1) To elect two (2) directors to hold office until the 2008 Annual Meeting of Stockholders;

(2) To ratify the selection by the Audit Committee of the Board of Directors of PricewaterhouseCoopers LLP as independent auditors of the Company for its fiscal year ending December 31, 2005; and

(3) To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.
      The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.
      The Board of Directors has fixed the close of business on April 18, 2005 as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof.

By Order of the Board of Directors

/s/ JEFFREY T. SOUKUP

Jeffrey T. Soukup
Secretary
San Francisco, California
April 28, 2005
ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR THAT PURPOSE. IF YOU DO NOT RETURN THE ENCLOSED PROXY, YOU MAY VOTE YOUR SHARES ON THE INTERNET BY FOLLOWING THE INSTRUCTIONS ON YOUR PROXY. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

PLANETOUT INC.
1355 SANSOME STREET
SAN FRANCISCO, CALIFORNIA 94111
(415) 834-6500
PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS
JUNE 15, 2005
INFORMATION CONCERNING SOLICITATION AND VOTING
General
      The enclosed proxy is solicited on behalf of the Board of Directors of PlanetOut Inc., a Delaware corporation (the “Company”), for use at the Annual Meeting of Stockholders to be held on June 15, 2005, at 10:00 a.m. local time (the “Annual Meeting”), or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at 1355 Sansome Street, San Francisco, California 94111. The Company intends to mail this proxy statement and accompanying proxy card on or about April 28, 2005 to all stockholders entitled to vote at the Annual Meeting.
Solicitation
      The Company will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy card and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of Common Stock beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of Common Stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of the Company. No additional compensation will be paid to directors, officers or other regular employees for such services.
      Only holders of record of Common Stock at the close of business on April 18, 2005 will be entitled to notice of and to vote at the Annual Meeting. At the close of business on April 18, 2005, the Company had outstanding and entitled to vote 17,046,967 shares of Common Stock.
      Each holder of record of Common Stock on such date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting.
      A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of the outstanding shares are represented by votes at the meeting or by proxy. A plurality of the votes cast at the meeting (in person or by proxy) is required to approve the election of directors, and a majority of the votes cast at the meeting (in person or by proxy) is required to approve any other items of business at the meeting. Abstentions will be counted towards the vote total on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether a matter has been approved. Broker “non-votes” occur when a nominee (such as a bank or broker) returns a proxy, but does not have the authority to vote on a particular non-routine proposal because it has not received voting instructions from the beneficial owner. All votes will be tabulated by the inspector(s) of election appointed for the meeting.
Voting Via the Internet or by Telephone
      Stockholders may grant a proxy to vote their shares by means of the telephone or on the Internet. The law of Delaware, under which the Company is incorporated, specifically permits electronically transmitted proxies, provided that each such proxy contains or is submitted with information from which the inspectors of election can determine that such proxy was authorized by the stockholder.
      The telephone and Internet voting procedures below are designed to authenticate stockholders’ identities, to allow stockholders to grant a proxy to vote their shares and to confirm that stockholders’ instructions have been recorded properly. Stockholders granting a proxy to vote via the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that must be borne by the stockholder.

For Shares Registered in the Name of the Stockholder
      Stockholders of record may grant a proxy to vote shares of Company Common Stock by using a touch-tone telephone to call 1-800-560-1965 or via the Internet by accessing the website www.eproxyvote.com/lgbt. You will be required to enter a series of numbers that are located on your proxy card and the last four digits of your social security number or tax identification number. If voting via the Internet, you will then be asked to complete an electronic proxy card. The votes represented by such proxy will be generated on the computer screen and you will be prompted to submit or revise them as desired. Votes submitted by telephone or via the Internet must be received before 10:00 a.m., Pacific Time, on June 14, 2005. Submitting your proxy by telephone or via the Internet will not affect your right to vote in person should you decide to attend the Annual Meeting.

For Shares Registered in the Name of a Broker or Bank
      Most beneficial owners whose stock is held in “street name” receive instructions for granting proxies from their banks, brokers or other agents, rather than the Company’s proxy card. A number of brokers and banks are participating in a program provided through ADP Investor Communication Services that offers the means to grant proxies to vote shares by means of the Internet. If your shares are held in an account with a broker or bank participating in the ADP Investor Communications Services program, you may go to www.proxyvote.com to grant a proxy to vote your shares by means of the Internet. Votes submitted via the Internet must be received before 10:00 a.m., Pacific Time, on June 14, 2005. Submitting your proxy via the Internet will not affect your right to vote in person should you decide to attend the Annual Meeting. A beneficial owner who wishes to vote at the meeting must have an appropriate proxy from his or her broker or bank appointing that beneficial owner as attorney in fact for purposes of voting the beneficially held shares at the meeting.
Revocability of Proxies
      Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Corporate Secretary of the Company at the Company’s principal executive office, 1355 Sansome Street, San Francisco, California 94111, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.
Stockholder Proposals
      The deadline for submitting a stockholder proposal for inclusion in the Company’s proxy statement and form of proxy for the Company’s 2006 annual meeting of stockholders pursuant to Rule 14a-8 of the Securities and Exchange Commission is December 30, 2005. Stockholders wishing to submit proposals or director nominations that are not to be included in such proxy statement and proxy, must deliver written notice to the Corporate Secretary of the Company at 1355 Sansome Street, San Francisco, California 94111 not earlier than the close of business on February 15, 2006 and not later than the close of business on March 17, 2006. Stockholders are also advised to review the Company’s bylaws and the federal proxy rules, which contain additional requirements with respect to advance notice of stockholder proposals and director nominations.

PROPOSAL 1
ELECTION OF DIRECTORS
      The Company’s restated certificate of incorporation and bylaws provide that the Board of Directors shall be divided into three classes, with each class having a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy in a class (including a vacancy created by an increase in the number of directors) shall serve until the next election of the class for which such director has been elected and until his or her successor has been duly elected and qualified.
      The Board of Directors presently has six members and no vacancies. There are two (2) directors in the class whose term of office expires in 2005 (Robert W. King and Allen Morgan). The Corporate Governance and Nominating Committee of the Board has nominated Mr. King and Mr. Morgan to stand for reelection at the upcoming Annual Meeting. These nominees are currently directors of the Company who were previously elected by the Company’s stockholders. If elected at the Annual Meeting, each of these nominees would serve until the 2008 annual meeting and until his successor is elected and has qualified, or until the director’s death, resignation or removal.
      Each of the Company’s directors, other than Mr. Selvin, qualify as “independent” in accordance with the published listing requirements of the Nasdaq Stock Market. The Nasdaq independence definition includes a series of objective tests, such as that the director is not an employee of the Company and has not engaged in various types of business dealings with the Company. In addition, as further required by the Nasdaq rules, the Board has made a subjective determination as to each independent director that no relationships exist which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, the directors reviewed and discussed information provided by the directors and the Company with regard to each director’s business and personal activities as they may relate to the Company and the management of the Company.
      Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote at the meeting. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of each of the nominees. In the event that either of the nominees should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as the Corporate Governance and Nominating Committee may propose. Each of the nominees has agreed to serve if elected, and the Corporate Governance and Nominating Committee and management have no reason to believe that either of the nominees will be unable to serve.
Nominees For Election For A Three-Year Term Expiring At The 2008 Annual Meeting:
Robert W. King
      Robert W. King, 38, has served on the Board from April 2001 to August 2003 and from February 2004 to the present. Mr. King has been president of King Pacific Capital Corporation, a private venture capital firm that specializes in early stage equity and debt investments, since 1995. In addition, since 1996 he has also been a principle of Westbridge Capital Group, a full service commercial mortgage brokerage firm. Mr. King sits on the board of directors of Prescient NeuroPharma Inc., Well Financial Corporation, a TSE listed company, and several private companies. He holds a B.A. from the University of British Columbia and an M.B.A. from Dalhousie University.
Allen Morgan
      Allen Morgan, 52, has served on the Board since April 2001. Since January 1999, Mr. Morgan has been a Managing Director of Mayfield, a venture capital fund. From April 1997 until December 1998, Mr. Morgan was a partner in the corporate department of the law firm of Latham & Watkins LLP. From November 1982 until April 1997, Mr. Morgan was an associate and a partner in the corporate department of the law firm of Wilson, Sonsini, Goodrich & Rosati P.C. Mr. Morgan sits on the board of directors of The Varsity Group,

Value Vision Media, Inc. and a number of private companies. Mr. Morgan received an A.B. degree from Dartmouth College, a B.A. and an M.A. from Oxford University and a J.D. from the University of Virginia.
THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF EACH NAMED NOMINEE
Directors Continuing In Office Until The 2006 Annual Meeting:

H.	William Jesse, Jr.
      H. William Jesse, Jr., 53, has served on the Board since April 2001. Mr. Jesse is Chairman and Chief Executive Officer of Jesse Capital Management, Inc., an investment firm he founded in 1998, and is also Chairman and Chief Executive Officer of Modern Yachts, Inc., a design firm he founded in 2000. In 1986, Mr. Jesse founded Jesse.Hansen&Co, a strategic and financial advisory firm. He served as its Chairman from 1986 until 2004 and as President from 1986 until 1998. Mr. Jesse served as Chairman and Chief Executive Officer of Vineyard Properties Corporation, a developer of wine grape vineyards, from 1988 until 2002. Mr. Jesse sits on the board of directors of Peets Coffee and Tea, Inc., and a number of private companies. Mr. Jesse holds a B.S. in Economic Statistics and Finance and a M.S. in Operations Research from Lehigh University and a M.B.A. from the Harvard Business School.
Karen Magee
      Karen Magee, 44, has served on the Board since September 2003. Ms. Magee has been Senior Vice President of Strategic Planning for Time Warner since April 2004. She served as Vice President of Strategic Planning for Time Inc. from February 2001 until April 2004. From February 1996 until February 2001, she was with TIME magazine where she served as General Manager for four years and more recently as Vice President of Consumer Marketing. Ms. Magee sits on the Princeton University Board of Trustees and the GLAAD board of directors. Ms. Magee holds a B.S.E. from Princeton University and a M.B.A. from the Wharton School of the University of Pennsylvania.
Directors Continuing In Office Until The 2007 Annual Meeting:
Lowell R. Selvin
      Lowell R. Selvin, 46, has served as the Chairman of the Board since August 2003 and as the Company’s Chief Executive Officer since July 1999, when he joined a predecessor company, Online Partners.com, Inc. (parent company of Gay.com), as CEO. He subsequently became CEO of PlanetOut Inc. following the acquisition of PlanetOut Corporation by Online Partners. Immediately prior to joining PlanetOut, Mr. Selvin was an independent consultant. Previously, Mr. Selvin was Chief Executive Officer and a member of the board of directors of Arbonne International, a direct sales company. Before that, Mr. Selvin was a Practice Director and firm-wide leader for Arthur Andersen Business Consulting in Strategic Planning, a co-founder, Executive Vice President and Director for Degree Baby Products, a consumer products company that was acquired by Johnson & Johnson, and Director of Operations and Customer Service for a high technology business serving the Fortune 500 that was acquired by Telecredit/ Equifax. Among other civic involvements, Mr. Selvin is a founding member and Chairman of the Gay and Lesbian Focus Forum of the Young Presidents’ Organization, serves on the advisory boards of the Gay & Lesbian Athletics Foundation, MOSAIC: The National Jewish Center for Sexual and Gender Diversity and the Hebrew Union College’s Institute for Judaism and Sexual Orientation and has served on the boards of directors of the Los Angeles Gay & Lesbian Center, West Hollywood’s Congregation Kol Ami and the Child Guidance Centers of Orange County California. Mr. Selvin holds an interdisciplinary B.S. combining studies in Physiological Psychology and Aeronautical and Astronautical Engineering from the University of Illinois.

Jerry Colonna
      Jerry Colonna, 41, has served on the Board since April 2001. From January 2002 until December 2002, Mr. Colonna was a partner with J.P. Morgan Partners, LLC, the private equity arm of J.P. Morgan Chase & Co. Since August 1996 Mr. Colonna has been a partner with Flatiron Partners, an investment company which he co-founded. Mr. Colonna sits on the boards of directors of a number of private companies as well as a number of non-profit organizations including PENCIL - Public Education Needs Civic Involvement in Learning, NYPower NY and NYC2012. Mr. Colonna holds a B.A. in English Literature from Queens College at the City University of New York.
Board Committees and Meetings
      During the fiscal year ended December 31, 2004, the Board of Directors held 21 meetings and acted by unanimous written consent once. The Board has an Audit Committee, a Compensation Committee and a Corporate Governance and Nominating Committee.
      During the fiscal year ended December 31, 2004, all directors attended at least 75% of the total meetings of the Board and of the committees on which each such director served and which were held during the period such director was a director or committee member.
      It is the Company’s policy that all directors are encouraged to attend the Company’s Annual Meetings of Stockholders in person.

Audit Committee
      The Audit Committee is composed of Mr. Jesse, Ms. Magee and Mr. King, each of whom is a non-employee member of the Board. The Board has determined that each member of the Audit Committee meets the requirements for independence under the current requirements of the Nasdaq Stock Market, Inc. and SEC rules and regulations. Mr. Jesse is the Chair of the Audit Committee and the Board has determined that he is the “audit committee financial expert,” as that term is defined under the SEC rules. The Audit Committee met five times during the last fiscal year and did not act by unanimous written consent. The Audit Committee has a written charter, a copy of which is attached as Appendix A to these proxy materials, and which can be viewed on the Company’s corporate governance web page at www.planetoutinc.com under the “Investor Center — Corporate Governance” section.
      The Audit Committee is responsible for overseeing the preparation of reports, statements or charters as may be required by the Nasdaq Stock Market, Inc. or federal securities laws, as well as, among other things: (i) overseeing and monitoring (a) the integrity of the Company’s financial statements, (b) the Company’s compliance with legal and regulatory requirements as they relate to financial statements or accounting matters, (c) the Company’s independent auditors’ engagement, qualifications, independence, compensation and performance, and (d) the Company’s internal accounting and financial controls; (ii) preparing the report that SEC rules require be included in the Company’s annual proxy statement; (iii) providing the Board with the results of its monitoring and recommendations; and (iv) providing to the Board additional information and materials as it deems necessary to make the Board aware of significant financial matters that require the attention of the Board.

Compensation Committee
      The Compensation Committee is composed of Mr. Colonna and Mr. Morgan, each of whom is a non-employee member of the Board. The Board has determined that each member of the Compensation Committee meets the requirements for independence under the current requirements of the Nasdaq Stock Market, Inc. and SEC rules and regulations. Each member of the Compensation Committee is an “outside director” as that term is defined in Section 162(m) of the Internal Revenue Code of 1986 and is a “non-employee” director within the meaning of Rule 16b-3 of the rules promulgated under the Securities Exchange Act of 1934. The Compensation Committee met six times during the last fiscal year and did not act by unanimous written consent. The Compensation Committee has a written charter, which can be viewed on the

Company’s corporate governance web page at www.planetoutinc.com under the “Investor Center — Corporate Governance” section.
      The Compensation Committee is responsible for, among other things: (i) reviewing and approving for the Company’s Chief Executive Officer and other executive officers (a) the annual base salary, (b) the annual incentive bonus, including the specific goals and amount, (c) equity compensation and (d) any other benefits, compensations, compensation policies or arrangements; (ii) reviewing and making recommendations to the Board regarding the compensation policy for such other officers as directed by the Board; (iii) preparing a report to be included in the Company’s annual proxy statement; and (iv) acting as administrator of the Company’s current benefit plans and making recommendations to the Board with respect to amendments to the plans, changes in the number of shares reserved for issuance thereunder and regarding other benefit plans proposed for adoption.

Corporate Governance and Nominating Committee
      The Corporate Governance and Nominating Committee is composed of Ms. Magee, Mr. Morgan and Mr. Jesse, each of whom is a non-employee member of the Board. The Board has determined that each member of the Corporate Governance and Nominating Committee meets the requirements for independence under the current requirements of the Nasdaq Stock Market, Inc. and SEC rules and regulations. The Corporate Governance and Nominating Committee met once during the last fiscal year and did not act by unanimous written consent. The Corporate Governance and Nominating Committee has a written charter, which can be viewed on the Company’s corporate governance web page at www.planetoutinc.com under the “Investor Center — Corporate Governance” section.
      The Corporate Governance and Nominating Committee is responsible for, among other things: (i) reviewing board structure, composition and practices, and making recommendations on these matters to the Board; (ii) reviewing, soliciting and making recommendations to the Board and stockholders with respect to candidates for election to the Board; (iii) overseeing compliance with the Company’s Code of Conduct and Ethics; and (iv) overseeing compliance with corporate governance requirements.
      The Company’s bylaws contain provisions that address the process by which a stockholder may nominate an individual to stand for election to the Board at the Company’s annual meeting of stockholders. To date, the Company has not received any suggestions from stockholders that the Corporate Governance and Nominating Committee consider a candidate for inclusion among the slate of nominees presented at the Company’s annual meeting of stockholders. The Corporate Governance and Nominating Committee will consider qualified candidates for director suggested by stockholders. Stockholders can suggest candidates by writing to the attention of the Company’s Corporate Secretary at 1355 Sansome Street, San Francisco, CA 94111. The Company will forward suggestions that it receives to the Corporate Governance and Nominating Committee for further review and consideration. Stockholder suggestions should be submitted to the Company’s Corporate Secretary at least six months prior to the one-year anniversary of the Annual Meeting, to ensure time for meaningful consideration.
      Although the Corporate Governance and Nominating Committee has not formally adopted minimum criteria for director nominees, the Committee does seek to ensure that the members of the Company’s Board possess both exemplary professional and personal ethics and values and an in-depth understanding of the Company’s business and industry. The Corporate Governance and Nominating Committee also believes in the value of professional diversity among members of the Board, and it feels that it is appropriate for members of the Company’s senior management to participate as members of the Board. The Corporate Governance and Nominating Committee requires that at least one member of the Board qualify as an “audit committee financial expert” as defined by SEC rules, and that a majority of the members of the Board meet the definition of independence under rules promulgated by the NASD.
      The Corporate Governance and Nominating Committee identifies nominees for the class of directors being elected at each annual meeting of stockholders by first evaluating the current members of such class of directors willing to continue in service. Current members of the Board with skills and experience that are relevant to the Company’s business and who are willing to continue to serve on the Company’s Board are considered for re-nomination, balancing the value of continuity of service by existing members of the Board with the benefits of bringing on members with new perspectives. If any member of such class of directors does not wish to continue in service or if the Corporate Governance and Nominating Committee decides not to re-nominate a member of such class of directors for reelection, the Corporate Governance and Nominating Committee identifies the desired skills and experience of a new nominee in light of the criteria above.
Code of Conduct and Ethics
      The Company has adopted a Code of Business Conduct and Ethics that applies to the Company’s Chief Executive Officer and senior financial officers, including the Company’s Chief Financial Officer and controller, as well as all employees and directors. The Code of Business Conduct and Ethics can be viewed on the Company’s corporate governance web page at www.planetoutinc.com under the “Investor Center — Corporate Governance” section. To the extent permitted by the rules promulgated by the NASD, the Company intends to disclose any amendments to, or waivers from, the Code provisions applicable to the Company’s Chief Executive Officer and senior financial officers, including the Company’s Chief Financial Officer and controller, or with respect to the required elements of the Code, on the Company’s corporate governance web page at www.planetoutinc.com under the “Investor Center — Corporate Governance” section.
Communications with the Board of Directors
      If you wish to communicate with the Board of Directors or with the independent directors as a group, you may send your communication in writing to the Company’s Corporate Secretary at 1355 Sansome Street, San Francisco, California 94111. You must include your name and address and indicate whether you are a stockholder of the Company. The Corporate Secretary will compile all communications, summarize all lengthy, repetitive or duplicative communications and forward them to the appropriate director or directors. For example, the Corporate Secretary will forward stockholder communications recommending potential director nominees to the chairman of the Nominating Committee. The Corporate Secretary will not forward non-substantive communications or communications that pertain to personal grievances, but instead will forward them to the appropriate department within the Company for resolution. In this case, the Corporate Secretary will retain a copy of such communication for review by any director upon his request. This procedure does not apply to stockholder proposals submitted pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended.

Report of the Audit Committee of the Board of Directors(1)
      The Audit Committee of the Board of Directors provides assistance to the Board in fulfilling its obligations with respect to matters involving the accounting, auditing, financial reporting and internal control functions of the Company. Among other things, the Audit Committee reviews and discusses with management and with PricewaterhouseCoopers LLP, PlanetOut’s independent auditors, the results of the year-end audit of the Company, including the audit report and audited financial statements.
      In connection with its review of the Company’s audited financial statements for the fiscal year ended December 31, 2004, the Audit Committee reviewed and discussed the audited financial statements with management, and discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards, AU §380). The Audit Committee received the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with PricewaterhouseCoopers LLP its independence from the Company. The Audit Committee has determined that the provision of non-audit services rendered by PricewaterhouseCoopers LLP to the Company is compatible with maintaining the independence of PricewaterhouseCoopers LLP from the Company.
      Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for its fiscal year ended December 31, 2004 for filing with the SEC.
      The Audit Committee has a written charter, a copy of which is attached as Appendix A to these proxy materials, and which can be viewed on the Company’s corporate governance web page at www.planetoutinc.com under the “Investor Center — Corporate Governance” section. A copy of the Audit Committee charter is also available upon request addressed to the Corporate Secretary at the Company’s corporate address.
      During the 2004 fiscal year, the Audit Committee met with management and PricewaterhouseCoopers LLP and received the results of audit examination, evaluations of the Company’s internal controls and the overall quality of the Company’s financial organization and financial reporting. The Committee believes that a candid, substantive and focused dialogue with the independent auditors is fundamental to the Committee’s responsibilities. To support this belief, the Committee periodically meets separately with the independent auditors without the members of management present.

Audit Committee

H. William Jesse, Jr., Chair
Karen Magee
Robert W. King

      (1) This Section is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the 1933 Act or the 1934 Exchange Act whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

PROPOSAL 2
RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS
      The Audit Committee of the Board of Directors has selected PricewaterhouseCoopers LLP as the Company’s independent auditors for the fiscal year ending December 31, 2005 and has further directed that management submit the selection of independent auditors for ratification by the stockholders at the Annual Meeting. PricewaterhouseCoopers LLP has been engaged to audit the Company’s financial statements since 1997. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
      Neither the Company’s bylaws nor other governing documents nor law requires stockholder ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent auditors. However, the Board is submitting the selection of PricewaterhouseCoopers LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Board in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.
      The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of PricewaterhouseCoopers LLP.
THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF PROPOSAL 2
PRINCIPAL ACCOUNTING FEES AND SERVICES
Audit Fees
      During the last two fiscal years ended December 31, 2003 and December 31, 2004, respectively, the aggregate fees paid to PricewaterhouseCoopers LLP for the professional services rendered for the audit of the Company’s annual financial statement and for the reviews of the financial statements included in the Company’s Form 10-Q quarterly report or registration statement, and services that are normally provided by the independent auditors in connection with statutory and regulatory filings or engagements for those fiscal years were approximately $138,000 and $296,035, respectively.
Audit-Related Fees
      “Audit-related” fees include fees for assurance and related services reasonably related to the performance of the audit or review of the Company’s financial statements, such as the review of SEC filings. The aggregate fees paid to PricewaterhouseCoopers LLP for services related to the performance of their audit and review of financial statements that are not included in “audit fees” above were approximately $37,145 and $546,000 for the fiscal years ended December 31, 2003 and December 31, 2004, respectively.
Tax Fees
      Tax fees include fees for tax compliance, tax advice and tax planning services. These services include assistance with tax returns preparation, review of federal, state and international tax compliance and strategic tax-planning services. The aggregate fees paid to PricewaterhouseCoopers LLP for these services were approximately $28,050 and $28,745 for the fiscal years ended December 31, 2003 and December 31, 2004, respectively.

All Other Fees
      Other than those described above, during the last two fiscal years ended December 31, 2003 and December 31, 2004, approximately $4,456 and $0, respectively, were paid to PricewaterhouseCoopers LLP for advisory services.
Pre-Approval Policies And Procedures
      The Audit Committee meets with the Company’s independent auditors to approve the annual scope of accounting services to be performed, including all audit and non-audit services, and the related fee estimates. The Audit Committee also meets with the Company’s independent auditors, on a quarterly basis, following completion of their quarterly reviews and annual audit and prior to the Company’s earnings announcements, to review the results of their work. As appropriate, management and the Company’s independent auditors update the Audit Committee with material changes to any service engagement and related fee estimates as compared to amounts previously approved.
      Under its charter, the Audit Committee has the authority and responsibility to review and approve the retention of the Company’s outside auditors to perform any proposed permissible non-audit services. To date, all audit and non-audit services provided by PricewaterhouseCoopers LLP have been pre-approved by the Audit Committee in advance.
Auditors’ Independence
      The Audit Committee has determined that the rendering of all the aforementioned services by PricewaterhouseCoopers LLP was compatible with maintaining the auditors’ independence. During the fiscal year ended December 31, 2004, all of the hours expended on the Company’s financial audit by PricewaterhouseCoopers LLP were provided by PricewaterhouseCoopers LLP’s full-time permanent employees.
SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND
RELATED STOCKHOLDER MATTERS
      The table below sets forth information regarding the beneficial ownership of Common Stock as of March 1, 2005 by: (i) each person or entity known by the Company to own beneficially more than 5% of its outstanding shares of Common Stock; (ii) each executive officer named in the Summary Compensation Table; (iii) each director and nominee for director; and (iv) all executive officers and directors of the Company as a group.
      Beneficial ownership is determined in accordance with the rules of the SEC. The number of shares of Common Stock used to calculate the percentage ownership of each listed person includes the shares of Common Stock underlying options, warrants or other convertible securities held by such person that are exercisable within 60 days of March 1, 2005. The percentage of beneficial ownership is based on 17,011,063 shares outstanding as of March 1, 2005.

	Beneficial Ownership(1)

	Number of	Percent of
Name and Address of Beneficial Owner	Shares	Total

Greater than 5% Stockholders
JP Morgan Partners, LLC(2)	1,247,856	7.33%
1221 Avenue of the Americas 39th Floor New York, NY 10020
Mayfield(3)	1,140,685	6.70%
2800 Sand Hill Road, Suite 250 Menlo Park, CA 94025

	Beneficial Ownership(1)

	Number of	Percent of
Name and Address of Beneficial Owner	Shares	Total

Peter Allard(4)	872,649	5.13%
Petunia Resources, Ltd. 1040 West Georgia St. Suite 1120 Vancouver, B.C. Canada V6E4H1
Richard W. Weiland	1,029,806	6.05%
1415 McGilvra Blvd. E. Seattle, WA 98112-3815
Officers and Directors
Lowell R. Selvin(5)	971,627	5.44%
Mark D. Elderkin(6)	1,108,278	6.47%
Jeffrey T. Soukup(7)	324,570	1.89%
Jeffrey J. Titterton(8)	130,658	*
Donna Gibbs(9)	20,000	*
Jerry Colonna(10)	284,396	1.67%
H. William Jesse, Jr.(11)	791,704	4.64%
Robert W. King(12)	875,337	5.15%
Karen Magee(13)	—	—
Allen Morgan(14)	1,140,685	6.70%
All executive officers and directors as a group (10 persons)(15)	5,647,255	32.76%

*	Less than 1.0%

(1)	This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Unless otherwise indicated, the principal address of each of the stockholders named in this table is: c/o PlanetOut Inc., 1355 Sansome Street, San Francisco, California 94111.

(2)	Includes 1,100,132 shares and 8,234 shares issuable upon exercise of the warrants held by J.P. Morgan Partners (23A SBIC), L.P. (“JPMP (23A SBIC)”) and 137,592 shares and 1,898 shares issuable upon exercise of the warrants held by J.P. Morgan Partners (BHCA), L.P. (“JPMP (BHCA)”). The general partner of JPMP (23A SBIC) is J.P. Morgan Partners (23A SBIC Manager), Inc. “JPMP (23A SBIC Manager)”), a wholly owned subsidiary of J.P. Morgan Chase Bank (“JPM Chase Bank”), a wholly owned subsidiary of J.P. Morgan Chase & Co. (“JPM Chase”), a publicly traded company. Each of JPMP (23A SBIC Manager), JPM Chase Bank and JPM Chase may be deemed the beneficial owners of the shares held by JPMP (23A SBIC), however, the foregoing shall not be construed as an admission that any of JPMP (23A SBIC Manager), JPM Chase Bank or JPM Chase is the beneficial owner of the shares held by JPMP (23A SBIC). The general partner of JPMP (BHCA) is JPMP Master Funder Manager, L.P. (“MF Manager”), whose general partner is JPMP Capital Corp. (“JPMP Capital”), a wholly owned subsidiary of JPM Chase. Each of MF Manager, JPMP Capital and JPM Chase may be deemed the beneficial owners of the shares held by JPMP (BHCA), however, the foregoing shall not be construed as an admission that any of MF Manager, JPMP Capital or JPM Chase is the beneficial owner of the shares held by JPMP (BHCA).

(3)	Includes 914,847 shares held by Mayfield X, a Delaware limited partnership, 53,439 shares held by Mayfield X Annex, a Delaware limited partnership, 35,230 shares held by Mayfield Associates Fund V, a Delaware limited partnership and 109,452 shares held by Mayfield Principals Fund, a Delaware limited liability company. Also includes 9,880 shares, 340 shares and 1,135 shares of our common stock held by Mayfield X, Mayfield Associates Fund V, and Mayfield Principals Fund, respectively, and 16,362 shares of Common Stock issuable upon exercise of warrants and options, all of which are fully vested, beneficially held by Mayfield X Management, LLC. Mayfield X Management, LLC is the general partner of Mayfield X, Mayfield Associates Fund V and Mayfield Principals Fund. Mayfield X Annex Management, LLC is the general partner of Mayfield X Annex. Mr. Morgan, one of the Company’s directors, is a managing director of Mayfield X Management, LLC and Mayfield X Annex Management, LLC, and disclaims beneficial ownership of shares held directly by Mayfield X, Mayfield X Annex, Mayfield Associates Fund V and Mayfield Principals Fund except to the extent of his pecuniary interest.

(4)	Includes 763,888 shares and 63,267 shares issuable upon exercise of a warrant held by Petunia Resources, Ltd. Mr. Allard has voting and investment control over the shares held by Petunia Resources, Ltd. Mr. King, one of the Company’s directors, is an advisor of Petunia Resources Ltd. and Peter Allard, and is Mr. Allard’s nephew. Mr. King disclaims beneficial ownership of shares held by Petunia Resources Ltd. and its affiliates, except to the extent of his pecuniary interest.

(5)	Includes 83,080 shares held by the Gilbert Cyril Winebar III Living Trust of which Mr. Selvin’s life partner is the Trustee, 52,880 shares held by the Lowell Reed Selvin Living Trust of which Mr. Selvin is the Trustee, and 835,667 shares of Common Stock issuable upon the exercise of options that are exercisable within 60 days of March 1, 2005, 611,656 of which are fully vested and 224,011 of which are unvested.

(6)	Includes 71,326 shares held by the Elderkin-Bennett Family Trust of which Mr. Elderkin and his life partner are co-trustees and 48,609 shares held by Mr. Elderkin’s life partner. Also includes 130,168 shares of Common Stock issuable upon the exercise of options that are exercisable within 60 days of March 1, 2005, 85,477 of which are fully vested and 44,691 of which are unvested.

(7)	Includes 18,403 shares held jointly with Mr. Soukup’s life partner. Also includes 188,747 shares of Common Stock issuable upon the exercise of options that are exercisable within 60 days of March 1, 2005, 138,683 of which are fully vested and 50,064 of which are unvested.

(8)	Includes 58,090 shares of Common Stock issuable upon the exercise of options that are exercisable within 60 days of March 1, 2005, all of which are fully vested. Also includes 16,244 shares of Common Stock held by Mr. Titterton’s life partner. Mr. Titterton left the Company in February 2005.

(9)	Includes 20,000 shares that are exercisable within 60 days of March 1, 2005, all of which are unvested.

(10)	All shares held by entities affiliated with Flatiron Partners. Also includes 9,372 shares of Common Stock issuable upon exercise of options that are exercisable within 60 days of March 1, 2005, all of which are fully vested, and 2,520 shares of Common Stock issuable upon exercise of warrants held by entities affiliated with Flatiron Partners. Mr. Colonna is a partner of Flatiron Partners, and he disclaims beneficial ownership of shares held by Flatiron Partners and its affiliates, except to the extent of his pecuniary interest.

(11)	Includes 54,274 shares held in a retirement account for Mr. Jesse’s benefit and an aggregate of 627,160 shares held by entities affiliated with Jesse.Hansen&Co. Also includes 33,332 shares of Common Stock issuable upon exercise of options that are exercisable within 60 days of March 1, 2005, all of which are fully vested, an aggregate of 35,375 shares of Common Stock issuable upon the exercise of warrants held by entities affiliated with Jesse.Hansen&Co. Mr. Jesse was chairman of Jesse.Hansen&Co. until 2004, and he disclaims beneficial ownership of the shares held by Jesse.Hansen&Co. and its affiliates except to the extent of his pecuniary interest.

(12)	In addition to the shares referenced in footnote 4, includes 2,727 shares issuable upon exercise of options that are exercisable within 60 days of March 1, 2005. Mr. King is an advisor of Petunia Resources Ltd. and Peter Allard, and is Mr. Allard’s nephew. Mr. King disclaims beneficial ownership of shares held by Petunia Resources, Ltd. and its affiliates and by Peter Allard, except to the extent of his pecuniary interest.

(13)	Ms. Magee is a senior vice president of Time Warner, the parent company of America Online. Ms. Magee does not exercise any voting or investment power over the shares held by America Online.

(14)	Includes the shares referenced in footnote 3. Mr. Morgan disclaims beneficial ownership of shares held by the Mayfield entities, except to the extent of his pecuniary interest.

(15)	Includes all of the shares referenced in notes (5) through (14) above.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
      Described below are certain transactions between the Company and its executive officers, directors and the beneficial owners of 5% or more of its voting securities and certain persons affiliated with or related to these persons, including family members. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to such securities.

Loans to Executive Officers
      In May 2001, the Company issued a secured promissory note to Mark D. Elderkin, its President, for approximately $603,000 to fund his purchase of the Company’s Series D Preferred Stock. The principal and interest are due and payable in May 2006. Interest accrues at a rate of 8.5% per annum or the maximum rate permissible by law, whichever is less. The note is full recourse as to all accrued interest and as to $24,000 in principal amount, and the remainder is non-recourse. The loan is secured by the shares of Common Stock and options owned by Mr. Elderkin. As of December 31, 2004, the total principal and interest due under the note was $782,088. The loan has not been modified since July 30, 2002, the effective date of the Sarbanes-Oxley Act of 2002.

Indemnity Agreement
      In June 2001, Online Partners entered into an indemnity agreement with Mark D. Elderkin, the Company’s President, pursuant to which the Company agreed to indemnify Mr. Elderkin for certain costs of defense and damages that might be awarded against him in a lawsuit brought against the Company and him, among others, by a former employee of Online Partners. Specifically, the indemnity agreement provides that the Company will indemnify Mr. Elderkin for his reasonable costs of defense, generally limited to no more than $3,500 per month, and for that portion of any damages awarded against him, if any, in an amount to be determined at arbitration, that the trier of fact finds resulted from actions he took within the scope of his employment with Online Partners. The lawsuit subject to this indemnity agreement was settled in January 2005, and no further material payments are expected under this agreement.

Indemnification Insurance
      The Company’s bylaws require it to indemnify its directors and executive officers to the fullest extent permitted by Delaware law. The Company has entered into indemnification agreements with all of its directors and executive officers and holds directors’ and officers’ liability insurance. In addition, the Company’s certificate of incorporation limits the personal liability of its Board members for breaches by the directors of their fiduciary duties.

America Online, Inc. Agreements
      In September 1999, PlanetOut Corporation entered into an Anchor Tenant Agreement with America Online, Inc., a holder of more than 5% of our Common Stock in 2004. Pursuant to the agreement, the Company built and maintained a co-branded website and paid America Online, Inc. a fee in exchange for key words and other promotions. In December 2000 and February 2002, the Company amended the agreement to reduce the fee that it was to pay and the number of promotions America Online, Inc. was to provide to it. This agreement terminated in August 2003. In July 2004, the Company entered into a standard insertion order advertising agreement with America Online, Inc. for the placement of PlanetOut advertisements on the AOL network. The Company has agreed to pay America Online up to $550,000 over the 18-month term of the agreement, payable in 17 equal monthly installments of $31,000 and a final installment of $23,000.

Senior Subordinated Promissory Note
      In May 2004, the Company issued a senior subordinated promissory note in the principal amount of $5.0 million to Peter Allard. The note bore interest at a rate of 11% per year with interest payable monthly. The principal plus accrued, but unpaid, interest was due on the earlier of 30 days following the completion of the Company’s initial public offering or January 2007. The Company paid off the note in full in October 2004. In connection with the issuance of the note, the Company issued to Mr. Allard a warrant to purchase up to 45,454 shares of Common Stock at an exercise price of $0.011 per share. Mr. Allard exercised this warrant in May 2004. Mr. Allard has voting and investment control over Petunia Resources, Ltd., one of the Company’s greater than 5% stockholders, and is also an uncle of Mr. King, one of the Company’s directors. Mr. King also acts as an adviser to, and has a pecuniary interest in, Petunia and has a pecuniary interest in the shares underlying the warrant.
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
      Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than 10% of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than 10% stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.
      To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 2004, all Section 16(a) filing requirements applicable to its officers, directors and greater than 10% beneficial owners were complied with, except that Mr. Selvin and Mr. King each filed one late report on Form 4 due to technical difficulties, covering one transaction resulting from the conversion of Preferred Stock into Common Stock at the time of the Company’s initial public offering.
COMPENSATION OF DIRECTORS
      Currently, the Company does not pay any cash compensation to the members of the Board of Directors, except for reimbursing its non-employee directors for reasonable travel expenses incurred in connection with attendance at Board and committee meetings. In addition, in April 2004, the Company granted its directors, except for Ms. Magee, options to purchase an aggregate of 10,908 shares of Common Stock at an exercise price of $9.02 per share.
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
      No member of the Compensation Committee and none of the Company’s executive officers has a relationship that would constitute an interlocking relationship with executive officers and directors of another entity.

EXECUTIVE COMPENSATION
Summary Compensation Table
      The following table provides the total compensation paid to the Company’s Chief Executive Officer and its next four most highly compensated executive officers for the year ended December 31, 2004. These executives are referred to as the Company’s “named executive officers” elsewhere in this proxy statement. The Company did not have any other executive officers in 2004.

						Long Term Compensation
		Annual Compensation
							Securities
					Other Annual	Restricted	Underlying	All Other
Name and Principal Position	Year	Salary	Bonus		Compensation(1)	Stock ($)(2)	Options	Compensation

Lowell R. Selvin	2004	$273,250	$60,000		—	$1,261,386	92,749	$12,688	(3)(4)
Chairman and Chief	2003	$254,227	—		$42,971	$39,396	—	$136,070	(5)
Executive Officer
Mark D. Elderkin	2004	$200,750	$56,808	(6)	—	—	—	$3,743	(3)
President	2003	$191,144	$60,608	(6)	—	—	—	$3,599	(7)
Jeffrey T. Soukup	2004	$228,301	$30,000		—	$946,030	69,561	$4,926	(3)
Executive Vice President,	2003	$216,008	—		$26,219	$29,547	—	$76,561	(7)(8)
Chief Financial Officer, Treasurer and Secretary
Jeffrey J. Titterton(9)	2004	$180,000	$7,500		—	$585,643	43,062	$5,199	(3)
Senior Vice President,	2003	$170,608	$5,000	(6)	$14,585	$18,291	—	$41,727	(7)(10)
Member Sales and Marketing
Donna L. Gibbs(11)	2004	$73,269	—		—	—	—	$1,031	(3)
Senior Vice President,	2003	—	—		—	—	—	—
Corporate Marketing and Communications

(1)	Consists of tax gross-up payments made in connection with the forgiveness of the exercise price of certain options to purchase Common and Series D Preferred Stock and the restricted stock award of Series B Preferred Stock. Tax payments for Messrs. Selvin and Soukup were made in January 2004.

(2)	The shares subject to these awards were subject to a right of repurchase in favor of PlanetOut that lapsed in 24 equal monthly installments beginning in February 2003. As of December 31, 2004, 3,865, 2,899 and 1,795 shares held by Mr. Selvin, Mr. Soukup and Mr. Titterton, respectively, were subject to this repurchase right. At December 31, 2004, there were an aggregate of 205,372 shares of restricted stock held by the named executive officers, with a value of $2,793,059 based on the Company’s closing market price of $13.60 on that date.

(3)	Consists of matching contributions for 2004 under the Company’s 401(k) plan, directors and officers insurance and parking contributions.

(4)	Includes disability insurance.

(5)	Includes $131,561 paid as a non-cash bonus in 2003 in connection with the exercise of stock options whose aggregate exercise price the Company agreed to forgive in August 2003 in consideration of Mr. Selvin’s prior services to PlanetOut.

(6)	Consists of sales commissions.

(7)	Consists of matching contributions for 2003 under the Company’s 401(k) plan, directors and officers insurance and parking contributions.

(8)	Includes $74,699 paid as a non-cash bonus in 2003 in connection with the exercise of stock options whose aggregate exercise price the Company agreed to forgive in August 2003 in consideration of Mr. Soukup’s prior services to PlanetOut.

(9)	Mr. Titterton left the Company in February 2005.

(10)	Includes $39,461 paid as a non-cash bonus in connection with the exercise of stock options whose aggregate exercise price the Company agreed to forgive in August 2003 in consideration of Mr. Titterton’s prior services to PlanetOut.

(11)	Ms. Gibbs joined the Company in July 2004.
Option Grants in Fiscal Year 2004
      The following table presents certain information with respect to options granted to the named executive officers during the year ended December 31, 2004.

					Potential Realizable Value
					at Assumed Annual Rates of
					Stock Price Appreciation for
	Individual Grants				Option Term(4)

	Number of	Percentage of
	Securities	Total Options
	Underlying	Granted to	Exercise
	Options	Employees in	Price	Expiration
Name	Granted(1)	Fiscal Year(2)	($/sh.)(3)	Date	5% ($)	10% ($)

Lowell R. Selvin	222,977	25.25%	$9.02	4/26/2014	$1,264,865	$3,205,418
Mark D. Elderkin	40,909	4.63%	$9.02	4/26/2014	$232,061	$588,089
Jeffrey T. Soukup	39,597	4.48%	$9.02	4/26/2014	$224,619	$569,228
Jeffrey J. Titterton(5)	23,078	2.61%	$9.02	4/26/2014	$130,912	$331,759
Donna L. Gibbs(6)	10,000	1.13%	$13.42	7/6/2014	$84,397	$213,880
Donna L. Gibbs(6)	10,000	1.13%	$10.05	11/3/2014	$63,203	$160,171

(1)	Stock options granted to executive officers in 2004 generally become exercisable at a rate of 1/48 per month, and expire 10 years from the date of grant, or earlier upon termination of employment.

(2)	Based on options to purchase 883,234 shares of the Company’s Common Stock granted in the fiscal year ended December 31, 2004.

(3)	All options were granted at the fair market value of the Company’s Common Stock on the date of grant.

(4)	The potential realizable value is calculated based on the term of the option at its time of grant. It is calculated by assuming that the stock price on the date of grant appreciates at the indicated annual rate, compounded annually for the entire term of the option, and that the option is exercised and sold on the last day of its term for the appreciated stock price. No gain to the option holder is possible unless the stock price increases over the option term. The 5% and 10% assumed rates of appreciation are derived from the rules of the SEC and do not represent the Company’s estimate or projection of the future Common Stock price.

(5)	Mr. Titterton left the Company in February 2005.

(6)	Ms. Gibbs joined the Company in July 2004.

Aggregated Option Exercises in 2004 and Option Values at December 31, 2004
      The following table presents for the named executive officers the number of shares and value recognized upon the exercise of stock options during the year ended December 31, 2004 and the number and value of securities underlying unexercised options that were held by the officers as of December 31, 2004. Each of the options listed in the table is immediately exercisable. The numbers in the column entitled “Value of Unexercised In-The-Money Options” are based on the closing price of the Company’s Common Stock on the Nasdaq National Market on December 31, 2004, which was $13.60, less the exercise price payable for these shares.

			No. of Securities Underlying		Value of Unexercised
	Shares		Unexercised Options (#)		In-the-Money Options ($)
	Acquired on	Value
Name	Exercise (#)	Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Lowell R. Selvin	—	—	835,667	—	$8,999,721	—
Mark D. Elderkin	—	—	130,168	—	$1,023,327	—
Jeffrey T. Soukup	45,042	$597,490	188,747	—	$2,097,940	—
Jeffrey J. Titterton(1)	—	—	58,090	—	$687,098	—
Donna L. Gibbs(2)	—	—	20,000	—	$37,300	—

(1)	Mr. Titterton left the Company in February 2005.

(2)	Ms. Gibbs joined the Company in July 2004.
      All of the outstanding options held by the named executive officers are immediately exercisable. Of the options outstanding at December 31, 2004, 288,481, 56,475, 58,455, 4,295 and 20,000 shares, held by Messrs. Selvin, Elderkin, Soukup and Titterton and Ms. Gibbs, respectively, would have been subject to a right of repurchase in favor of PlanetOut in the event the options were exercised.
Equity Compensation Plan Information
      The following table provides certain information with respect to all of the Company’s equity compensation plans and individual compensation arrangements in effect as of the end of the fiscal year ended December 31, 2004.

	(A)	(B)	(C)
Number of Securities
	Number of Securities to		Remaining Available for
	be Issued Upon	Weighted-Average	Issuance Under Equity
	Exercise of Outstanding	Exercise Price of	Compensation Plans
	Options, Warrants and	Outstanding Options,	(Excluding Securities Reflected
Plan Category	Rights	Warrants and Rights	in Column (A))(1)

	(In thousands)		(In thousands)
Equity compensation plans approved by security holders	2,198	$4.19	1,070
Equity compensation plans not approved by security holders	—	—	—

Total	2,198	$4.19	1,070

(1)	The Company’s 2004 Equity Incentive Plan provides that the Common Stock issuable under the plan shall not exceed in the aggregate 545,454 shares, plus an annual increase on the first day of the Company’s fiscal year for a period of ten years beginning January 1, 2005 equal to the lesser of (i) 4% of the shares of Common Stock outstanding on each such date (rounded down to the nearest whole share); (ii) 545,454 shares of Common Stock; or (iii) the number of shares determined by the Board prior to the first day of any fiscal year of the Company, which number shall be less than each of (i) and (ii).

Employment and Change of Control Agreements
      Mr. Selvin’s employment agreement provides that he will receive a base salary of $298,000 per year, effective October 1, 2004, plus a one-time bonus of at least $50,000 for work performed in 2004. This bonus was paid in December 2004 in the amount of $60,000. Subject to approval by the Board of Directors, Mr. Selvin will be eligible for an annual incentive bonus with a target amount equal to 50% of his base salary and for stock options on terms to be determined by the Board. If Mr. Selvin’s employment is terminated for any reason other than cause or permanent disability, subject to signing a release of any claims he may have against the Company, he will be entitled to continued payment of his then current base salary for twelve months, twelve months of accelerated vesting of his then unvested stock options, and continuation of his health insurance coverage for up to twelve months. If Mr. Selvin is terminated for any reason other than cause or disability within 16 months after a change of control of PlanetOut, subject to signing a release, he will be entitled to continued payment of his then current base salary for 24 months, the greater of accelerated vesting of 50% of his then unvested stock options or twelve months of accelerated vesting of those options and continuation of his health insurance coverage for up to 24 months. The Company has also agreed to reimburse Mr. Selvin for life and disability insurance premiums, subject to approval of the Compensation Committee. Mr. Selvin’s employment agreement has no stated term.
      Mr. Elderkin’s employment agreement initially provided that he would receive a base salary of $203,000 per year and would be paid sales commissions. Effective January 1, 2005, Mr. Elderkin’s base salary was increased to $245,000 and the payment of commissions was eliminated. Subject to approval by the Board of Directors, Mr. Elderkin will be eligible for an annual incentive bonus with a target amount equal to 40% of his base salary and for stock options on terms to be determined by the Board. If Mr. Elderkin’s employment is terminated for any reason other than cause or permanent disability, subject to signing a release of any claims he may have against the Company, he will be entitled to continued payment of his then current base salary for twelve months, nine months of accelerated vesting of his then unvested stock options and continuation of his health insurance coverage for up to twelve months. If Mr. Elderkin is terminated for any reason other than cause or disability within 16 months after a change of control of PlanetOut, subject to signing a release, he will be entitled to continued payment of his then current base salary for 18 months, the greater of accelerated vesting of 50% of his then unvested options or nine months of accelerated vesting of those options and continuation of his health insurance coverage for up to 18 months. The Company has also agreed to reimburse Mr. Elderkin for disability insurance premiums of up to $150 per month and life insurance premiums of up to $100 per month. Mr. Elderkin’s employment agreement has no stated term.
      Mr. Soukup’s employment agreement initially provided that he would receive a base salary of $225,000 per year, plus a one-time bonus of at least $25,000 for work performed in 2004. This bonus was paid in November 2004 in the amount of $30,000. Effective October 1, 2004, Mr. Soukup’s base salary was increased to $238,203. Subject to approval by the Board of Directors, Mr. Soukup will be eligible for an annual incentive bonus with a target amount equal to 30% of his base salary and for stock options on terms to be determined by the Board. If Mr. Soukup’s employment is terminated for any reason other than cause or permanent disability, subject to signing a release of any claims he may have against the Company, he will be entitled to continued payment of his then current base salary for twelve months, nine months of accelerated vesting of his then unvested stock options and continuation of his health insurance coverage for up to twelve months. If Mr. Soukup is terminated within 16 months after a change of control of PlanetOut for any reason other than cause or permanent disability, subject to signing a release, he will be entitled to receive continued payment of his then current base salary for a period of 18 months, the greater of accelerated vesting of 50% of his then unvested options or nine months of accelerated vesting of those options and continuation of his health insurance coverage for up to 18 months. The Company has also agreed to reimburse Mr. Soukup for disability insurance premiums of up to $150 per month and life insurance premiums of up to $100 per month. Mr. Soukup’s employment agreement has no stated term.
      Mr. Titterton’s employment agreement initially provided that he would receive a base salary of $180,000 per year. Effective January 1, 2005, Mr. Titterton’s base salary was increased to $192,000. Subject to approval by the Board of Directors, Mr. Titterton was eligible for an annual incentive bonus and for stock options on terms to be determined by the Board. Mr. Titterton was paid a bonus in the amount of $7,500 in

December 2004. If Mr. Titterton’s employment had been terminated for any reason other than for cause or permanent disability, subject to signing a release of any claims he may have had against the Company, he would have been entitled to continued payment of his then current base salary for nine months, six months of accelerated vesting of his then unvested stock options and continuation of his health insurance coverage for nine months. If Mr. Titterton had been terminated within 16 months after a change of control of PlanetOut other than for cause or permanent disability, subject to signing a release, he would have been entitled to continued payment of his then current base salary for twelve months, the greater of accelerated vesting of 50% of his then unvested options or six months of accelerated vesting of those options and continuation of his health insurance coverage for twelve months. The Company had also agreed to reimburse Mr. Titterton for disability insurance premiums of up to $150 per month and life insurance premiums of up to $100 per month. Mr. Titterton’s employment agreement had no stated term. Mr. Titterton left the Company in February 2005.
      Ms. Gibbs’ employment agreement provides that she will receive a base salary of $180,000 per year. Ms. Gibbs will be eligible for a performance bonus with a target amount of $25,000 payable based upon the criteria set forth in the agreement on the first anniversary of Ms. Gibbs’ commencement of employment with the Company. If Ms. Gibbs is terminated for any reason between April and June 2005, she will be entitled to a pro-rated portion of the full bonus. In addition, Ms. Gibbs is eligible for a discretionary annual incentive bonus based upon criteria approved by the Board of Directors and may also receive stock options or other equity incentive awards under the Company’s equity incentive plans. If Ms. Gibbs’ employment is terminated for any reason other than for cause or permanent disability, subject to signing a release of any claims she may have against the Company, she will be entitled to continued payment of her then current base salary for nine months, six months of accelerated vesting of her then unvested stock options (or other equity instruments) and continuation of her health insurance coverage for nine months. If Ms. Gibbs is terminated within 16 months after a change of control of PlanetOut other than for cause or permanent disability, subject to signing a release, she will be entitled to continued payment of her then current base salary for twelve months, the greater of accelerated vesting of 50% of her then unvested options (or other equity instruments) or six months of accelerated vesting of those options (or other equity instruments), and continuation of her health insurance coverage for twelve months. Ms. Gibbs’ employment agreement has no stated term.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION(2)
INTRODUCTION
      The Compensation Committee is responsible for overseeing PlanetOut’s overall compensation strategy and policies and for determining the compensation of the Company’s Chief Executive Officer and other executive officers. The Compensation Committee consists of two independent, non-employee directors, neither of whom has ever been an employee of the Company. The Committee meets at scheduled times during the year and takes action by written consent, and periodically reports to the Board concerning its activities and recommendations.
EXECUTIVE COMPENSATION PHILOSOPHY AND POLICIES
      The goals of PlanetOut’s compensation programs are to attract and retain superior executive talent by offering a competitive compensation package, to incent future performance by linking executive compensation to individual and corporate performance, and to enhance stockholder value by aligning the long-term interests of the Company’s executive officers with those of its investors.
      The Company’s compensation philosophy is to link closely executive compensation with the attainment of corporate performance goals and objectives and the individual’s actual performance against plan. The Company includes a significant equity component in total executive compensation because it believes that equity-based compensation best aligns the long-term interests of executive officers and stockholders and motivates executive officers to continue to perform at the highest levels in the future.
      The Company believes that the quality, skills and dedication of its executive officers are critical factors affecting its long-term value. The Company seeks to maintain its ability to effectively compete with other high-growth companies for the entrepreneurial, highly-motivated and innovative employees considered essential to its growth strategy. To that end, the Company tailors its executive compensation programs to be competitive with those of comparable companies in the Company’s industry, taking into account regional and industry-wide compensation practices and trends as well as the Company’s stage of growth, competitive environment and business complexity.
      The Company has entered into employment agreements with each of its executive officers, including the Chief Executive Officer. These agreements set forth each executive officer’s compensation package as well as other terms of the executive officer’s employment, such as severance and change of control arrangements. The Compensation Committee reviews and approves each of these employment agreements as well as any amendments or modifications thereto.
ELEMENTS OF EXECUTIVE COMPENSATION
      The key elements of PlanetOut’s executive compensation program are base salary, incentive bonuses and equity incentives, each of which is discussed in further detail below.
Base Salary
      Base salary is the fixed portion of executive pay and compensates individuals for expected day-to-day performance. The Compensation Committee meets at least annually to review and approve each executive officer’s salary for the ensuing year. The Committee’s decisions regarding executive officer compensation are primarily based upon its assessment of each executive officer’s leadership performance and potential to enhance long-term stockholder value.

      (2) This Section is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the 1933 Act or the 1934 Exchange Act whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

      When reviewing base salaries, the key factors considered by the Committee are: the nature, scope and level of the individual’s responsibilities, the compensation paid by comparable companies for similar positions, the individual’s actual performance against plan, the executive’s contribution to the Company’s financial results and the individual’s prior experience and tenure with the Company. The Committee also takes into account each executive’s current salary and prior-year compensation, the appropriate balance between incentives for long-term and short-term performance, and the executive’s commitment to leadership and diversity within the Company and the community.
Incentive Bonuses
      Annual incentive bonuses are granted to executive officers to incent and reward superior performance. Bonuses are based upon the Compensation Committee’s assessment of each executive’s individual performance during the year as well as the Company’s overall performance in meeting financial and other goals. This assessment also includes an evaluation of how each executive performed compared to the financial, operational and strategic goals and objectives established for the executive at the beginning of the year.
      In 2004, one-time bonuses were paid to three of the Company’s executive officers, and sales commissions were paid to a fourth. In 2005, bonuses will be paid based on target amounts ranging from 14% to 50% of the executive’s base salary, and no sales commissions are expected to be paid.
Equity Incentives
      PlanetOut uses equity incentives, including stock options, as a key incentive vehicle to reward and retain executive officers. The Company’s philosophy in granting equity incentives is to encourage ownership in the Company as a means to align the interests of executive officers and stockholders. The Committee believes that stock-based equity grants reinforce a long-term interest in the Company’s overall performance and incent executive officers to manage with a view toward maximizing long-term stockholder value.
      Stock options are granted at 100% of the market price of Company stock on the date of grant, and thus provide compensation to the optionee only to the extent that the market price of the stock increases between the date of grant and the date the option is exercised. Stock options are granted to executive officers pursuant to the Company’s equity incentive plan, which generally provides for four-year vesting and expiration of the option ten years from the date of grant.
      The Compensation Committee reviews and approves all option grants to executive officers. The Committee considers a number of factors in determining the size of option grants, including the relationship between job responsibilities and stockholder value, individual and Company performance, competitive external levels, and the amount of equity already held by the officer. The Committee’s assessment of individual contributions is based in part on the recommendation of the Chief Executive Officer, for other executive officers.
      In addition to the above-mentioned forms of compensation, the Company provides modest perquisites to its executive officers, including payment of life and disability insurance premiums and payment for parking. Executive officers may also participate in benefit programs that are generally available to all employees, such as health insurance and 401(k) programs.
COMPENSATION OF CHIEF EXECUTIVE OFFICER
      The Compensation Committee reviews and approves, in its sole discretion and, if necessary in an executive session, the compensation of the Company’s Chief Executive Officer. The Committee evaluates the Chief Executive Officer’s performance in light of relevant corporate performance goals and objectives. In determining the long-term incentive component of the Chief Executive Officer’s compensation, the Committee considers the Company’s performance and relative stockholder return, the value of similar incentive awards given to chief executive officers of comparable companies, the awards given to the Company’s Chief Executive Officer in past years, and such other criteria as the Committee deems advisable.

      During the course of 2004, the Compensation Committee reviewed all forms of Mr. Selvin’s compensation, including base salary, bonuses and stock option grants, as well as the aggregate values of restricted stock and stock options held by Mr. Selvin. In April 2004, the Committee approved an increase in Mr. Selvin’s base salary from $265,000 to $298,000 per year, effective October 1, 2004, plus a one-time bonus of at least $50,000 for work performed in 2004. This bonus was paid in December 2004 in the amount of $60,000. The Committee also approved the grant of 222,977 stock options to Mr. Selvin.
      The Committee considered Mr. Selvin’s overall compensation and the increase therein appropriate in light of his leadership in growing the Company and driving improved operating performance, his actions to ensure that the Company has a strong capital structure and cash flow, his effective management of the Company’s growth, his leadership in the Company’s successful initial public offering, his increased responsibilities and burdens associated with management of a public company, his actions in strengthening the Company’s corporate governance and transparency, and his contributions to the Company’s culture and diversity.
SECTION 162(M) OF THE INTERNAL REVENUE CODE
      Section 162(m) of the Internal Revenue Code of 1986, as amended, imposes a $1 million limit on the amount that a public company may deduct for compensation paid to the Company’s chief executive officer or any of the Company’s four other most highly compensated executive officers who are employed as of the end of the fiscal year. Compensation above $1 million may, however, be deducted if it is deemed “qualifying performance-based compensation,” which generally requires that the compensation be paid only if the individual’s performance meets pre-established objective goals based on performance criteria approved by stockholders.
      The Compensation Committee seeks to maximize the tax deductibility of compensation payments to executive officers under Section 162(m) and the regulations thereunder. However, deductibility is not the sole factor that the Committee considers in assessing the appropriate levels and types of executive compensation, and the Committee may in the future elect to forego deductibility when the Committee believes it to be in the best interests of the Company and its stockholders. The Committee believes that all compensation paid for 2004 to PlanetOut’s executive officers, including the Chief Executive Officer, is properly deductible under Section 162(m).
CONCLUSION
      The Committee has reviewed all components of the compensation of the Company’s Chief Executive Officer and other executive officers, including base salary, incentive bonuses and equity incentives. Based on this review, the Committee believes that the total compensation of these executive officers in the aggregate is reasonable and not excessive. Attracting and retaining talented management and offering a competitive, performance-based compensation program is essential to creating long-term stockholder value. The Compensation Committee will continue to review and modify the Company’s executive compensation programs as appropriate to ensure that the best interests of stockholders continue to be served.

Compensation Committee

Jerry Colonna
Allen Morgan

PERFORMANCE MEASUREMENT COMPARISON(3)
      The following graph shows a total stockholder return of an investment of $100 (and the reinvestment of any dividends thereafter) made in cash on October 14, 2004 (the date on which the Company’s Common Stock began trading on the Nasdaq National Market) and held until December 31, 2004 for: (i) the Company’s Common Stock; (ii) the Nasdaq National Market Index; and (iii) the RDG Internet Composite Index. The RDG Internet Composite Index is composed of 38 companies in the Internet, e-commerce, media and related technology industries. The Company’s stock price performance shown in the graph below is not indicative of future stock performance.
Comparison of Cumulative Total Return*
among PlanetOut Inc., the Nasdaq National Market Index,
and the RDG Internet Composite Index
* $100 invested on 10/14/04 in stock or on 9/30/04 in index-including reinvestment of dividends.
Fiscal year ending December 31.

	CUMULATIVE TOTAL
	RETURN

	10/14/04	12/31/04

PLANETOUT, INC.	100.00	130.77

NASDAQ STOCK MARKET (U.S.)	100.00	107.22

RDG INTERNET COMPOSITE	100.00	113.68

      (3) This Section is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the 1933 Act or the 1934 Exchange Act whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

HOUSEHOLDING OF PROXY MATERIALS
      The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.
      This year, a number of brokers with account holders who are Company stockholders will be “householding” the Company’s proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker or direct your written request to: Investor Relations, PlanetOut Inc., 1355 Sansome Street, San Francisco, California 94111, or contact the Company’s Investor Relations department at (415) 834-6340. The Company will promptly deliver upon written or oral request a separate copy of the annual report or proxy statement to a security holder at a shared address to which a single copy of the document was delivered. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.
OTHER MATTERS
      The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

/s/ JEFFREY T. SOUKUP

Jeffrey T. Soukup
Secretary
San Francisco, California
April 28, 2005
      The Company’s annual report on Form 10-K for the fiscal year ended December 31, 2004, as filed with the SEC, is available at no charge to stockholders upon written request to the Company at Investor Relations, PlanetOut Inc., 1355 Sansome Street, San Francisco, California 94111. Copies may also be obtained without charge through the Company’s website at www.planetoutinc.com, as well as the SEC’s website at www.sec.gov.

Appendix A
PLANETOUT INC.
CHARTER OF THE AUDIT COMMITTEE
OF THE BOARD OF DIRECTORS
PURPOSE
      The purpose of the Audit Committee (the “Committee”) of the Board of Directors (the “Board”) of PlanetOut Inc., a Delaware corporation (the “Company”), shall be to assist the Company’s Board of Directors in its oversight of: (i) the Company’s corporate accounting and financial reporting practices and audits of the financial statements; (ii) the Company’s compliance with legal and regulatory requirements; (iii) the quality and integrity of the Company’s financial statements; (iv) the independent auditors’ engagement; qualifications, independence and performance; and (v) the performance of the Company’s internal audit function. The Committee shall prepare a report to be included in the Company’s annual proxy statement as required by the Securities and Exchange Commission (“SEC”).
      The policy of the Committee, in discharging these obligations, shall be to maintain and foster an open avenue of communication between the Committee, the independent auditors and the Company’s financial management.
COMPOSITION
      The Committee shall consist of at least three (3) members of the Board of Directors. Each member of the Committee shall satisfy the independence and financial literacy requirements of the applicable laws, the SEC and the Nasdaq Stock Market, Inc. (“Nasdaq”). At least one member shall be a “financial expert” as mandated by the applicable laws, the SEC and the Nasdaq financial experience requirements.
      The members of the Committee shall be appointed by the Board of Directors and serve at the Board’s discretion. Vacancies occurring on the Committee shall be filled by the Board. The Committee’s chairperson shall be designated by the Board or, if it does not do so, the Committee members shall elect a chairperson by vote of a majority of the full Committee.
MEETINGS AND MINUTES
      The Committee shall hold such regular or special meetings as its members shall deem necessary, but shall meet at least four (4) times a year. The Chief Executive Officer, Chairman of the Board and Chief Financial Officer may attend any meeting of the Committee, except for portions of the meetings where his or their presence would be inappropriate, as determined by the Committee. Minutes of each meeting will be prepared and distributed to each member of the Committee, members of the Board who are not members of the Committee and the Corporate Secretary of the Company. The chairperson of the Committee will report to the Board from time to time, or whenever so requested by the Board.
AUTHORITY AND RESPONSIBILITIES
      The operation of the Committee shall be subject to the bylaws of the Company as in effect from time to time and Section 141 of the Delaware General Corporation Law.
      The Committee shall have full access to all books, records, facilities and personnel of the Company as deemed necessary by any member of the Committee in fulfilling his or her responsibilities. The Committee shall have authority to retain, at the Company’s expense, special legal, accounting or other advisors or consultants as it deems necessary or appropriate in the performance of its duties. The Committee shall have authority to require the Company’s personnel, counsel, independent auditors, investment bankers or advisors attend any meeting of the Committee or meet with any member of or advisor to the Committee.

      In furtherance of the Committee’s purpose, it shall have the following duties and responsibilities:

Oversight of Financial Disclosure Matters

•	Financial Statements Review and Discussion — To discuss with management and the independent auditor the annual audited financial statements and quarterly financial statements of the Company, including the Company’s disclosures under the Management’s Discussion and Analysis of Financial Condition and Results of Operations in its periodic reports to be filed with the SEC and other matters required to be reviewed by applicable laws, regulations, the SEC or the Nasdaq.

•	Annual Financial Statements — To review, upon completion of the audit, the financial statements proposed to be included in the Company’s Annual Report to be filed with the Securities and Exchange Commission and to recommend whether or not such financial statements should be so included.

•	Earnings Releases; Non-GAAP Financial Information — To discuss with management and the independent auditor, as appropriate, the types of information and presentation to be made in the Company’s earnings press releases, including the use of “pro forma” and “adjusted” non-GAAP information, as well as the financial information and earnings guidance provided to analysts and to rating agencies.

•	Annual Report and Proxy Statement — To review and approve disclosures required by the rules of the SEC to be included in the Company’s annual report and to prepare a report required by the rules of the SEC to be included in the Company’s annual proxy statement.

•	Risk Management — To review and discuss the Company’s risk assessment and risk management policies, including Company’s major financial risk exposures and steps taken by management to monitor and mitigate such exposures.

Oversight of the Relationship with the Independent Auditors

•	Retention of Auditors — To retain sole authority to appoint, retain, compensate, evaluate and terminate the Company’s independent auditors, including sole authority to approve all audit engagements fees and terms, as well as all non-audit engagements with independent auditors.

•	Scope of Audit — To review and discuss with the independent auditor audit plans, and procedures, including scope, fees and timing.

•	Auditor’s Report — To obtain and review at least annually a report by the independent auditors describing: (i) the firm’s internal quality control procedures; (ii) any material issues raised by the most recent internal quality-control review, peer review or inspection of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues; (iii) the relationship between the independent auditor and the Company, including whether any non-audit services comply with the applicable law and regulations and are also compatible with maintaining the auditor’s independence; (iv) procedures adopted to ensure that permitted non-audit services will not be provided to the Company unless pre-approved by the Committee; and (v) procedures adopted to ensure that independent audit partner rotation and conflicts of interest practices (with respect to the audit of the Company’s financial statements), as well as the content and timeliness of communications to the Committee, comply with applicable laws and regulations.

•	Critical Accounting Policies — To review and discuss with the independent auditors (i) all critical accounting policies used by the Company and (ii) alternative accounting treatment within generally accepted accounting principals related material items that have been discussed with management, including the ramifications of the use of the alternative treatments and the treatment preferred by the independent auditor.

•	Audit Difficulties — To review with independent auditors (i) any accounting adjustments that were noted or proposed by auditor, but where no action was taken; (ii) any communications between the audit team and the audit firm’s national office regarding the audit; (iii) any management or internal control letter issued or proposed by the audit firm to the company; and (iv) and any significant disagreements with management (including any restriction on the scope of the independent auditor’s activities or access to information).

•	Auditor Qualifications — To evaluate the qualifications, performance and independence of the independent auditors, including an evaluation of the auditing firm’s lead partner. In furtherance of this responsibility, to adopt, as necessary, policies regarding the rotation of the independent auditing firm’s lead partner and regarding hiring employees or former employees of the independent auditors and, when appropriate, the rotation of the independent auditing firm and to present its conclusions to the full Board of Directors.

Oversight of the Internal Audit Function

•	Annual Audit — To review the annual audit plans of the finance department.

•	Oversight of Finance Department — To review the activities, organizational structure, budget and qualifications of the finance department.

•	Review with Auditors — To review with the independent auditors the finance department responsibilities, budget and staffing, and any changes required in the planned scope of the audit.

Other Governance Responsibilities

•	Outside Experts — To retain such outside counsel, experts and other advisors as the Committee may deem appropriate, in its sole discretion, including the sole authority to approve related fees and retention terms.

•	Complaints Procedures — To establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

•	Meetings with Auditors and Management — Periodically, to meet separately with the independent auditors and management.

•	Reports — To report regularly to the Board of Directors and to prepare a report for inclusion in the Company’s annual proxy statement.

•	Charter and Committee Review and Self-Assessment — To review annually the performance of the Committee and review and assess the adequacy of this Charter annually and recommend any proposed changes to the Board of Directors for approval.

•	Investigations — To investigate any matter brought to the attention of the Committee within the scope of its duties if, in the judgment of the Committee, such investigation is necessary or appropriate.

•	Miscellaneous — To perform such other functions and to have such powers as may be necessary or appropriate in the efficient and lawful discharge of the foregoing.
      It shall be the responsibility of management to prepare the Company’s financial statements and the responsibility of the independent auditors to audit those financial statements. These functions shall not be the responsibility of the Committee, nor shall it be the Committee’s responsibility to ensure that the financial statements or periodic reports are complete, accurate, conform to generally accepted accounting principals or comply with applicable laws.
* * *

PlanetOut Inc.

ANNUAL MEETING OF STOCKHOLDERS
Wednesday, June 15, 2005
10:00 a.m. (Local Time)

1355 Sansome Street
San Francisco, California 94111

PlanetOut Inc.
1355 Sansome Street

San Francisco, California 94111	PROXY

This Proxy is Solicited on Behalf of the Board of Directors for use at the Annual Meeting on June 15, 2005.

The undersigned stockholder of PlanetOut Inc., a Delaware corporation (the “Company”), revokes all previous proxies, acknowledges receipt of the Notice of the Annual Meeting of Stockholders to be held June 15, 2005, and the Proxy Statement, and appoints Lowell R. Selvin and Jeffrey T. Soukup, the Proxies of the undersigned, with full power of substitution, to vote all shares of Common Stock of the Company that the undersigned in entitled to vote, either on his or her own behalf or on behalf of any entity or entities, at the Annual Meeting of Stockholders of the Company to be held at 1355 Sansome Street, San Francisco, California 94111 on Wednesday, June 15, 2005 at 10:00 a.m. local time (the “Annual Meeting”), and at any adjournment or postponement thereof, with the same force and effect as the undersigned might or could do if personally present thereat. The shares represented by this Proxy shall be voted in the manner set forth on the reverse side.

The Board of Directors recommends a vote FOR each of the listed proposals. This Proxy, when properly executed, will be voted as specified on the reverse side. If no specification is made, this Proxy will be voted FOR the listed proposals.

PLEASE VOTE, DATE AND SIGN THIS PROXY ON THE REVERSE SIDE
AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE

See reverse for voting instructions.

There are three ways to vote your Proxy.

Your telephone or Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY PHONE – TOLL FREE – 1-800-560-1965 – QUICK *** EASY *** IMMEDIATE

-	Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on June 14, 2005.
-	Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions the voice provides you.

VOTE BY INTERNET – http://www.eproxy.com/lgbt/ – QUICK *** EASY *** IMMEDIATE

-	Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on June 14, 2005.
-
Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions to obtain your records and create an electronic ballot.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to PlanetOut Inc., c/o Shareowner Services SM, P.O. Box 64873, St. Paul, MN 55164-0873.

If you vote by Phone or Internet, please do not mail your Proxy Card

Please detach here

The Board of Directors Recommends a Vote FOR Items 1 and 2.

1.	Election of two Class 1 directors to serve a three-year term expiring in 2008:		☐ Vote FOR both nominees (except as marked)	☐ Vote WITHHELD from both nominees

	01	Robert W. King
	02	Allen Morgan

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2. A proposal to ratify the appointment of PricewaterhouseCoopers LLP as PlanetOut’s independent public auditors for the fiscal year ending December 31, 2005.	☐	For	☐	Against	☐	Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.

Address Change? Mark Box	☐
Indicate changes below:

I plan to attend the meeting	☐

Date

Signature(s) in Box

Please date and sign exactly as your name or names appear herein. For joint accounts, each owner should sign. Corporate or partnership proxies should be signed in full corporate or partnership name by an authorized person. Persons signing in a fiduciary capacity should indicate their full title in such capacity.